Valgro Funds, Inc.
Legal Opinion

SCHUYLER, ROCHE & ZWIRNER
A PROFESSIONAL CORPORATION
ONE PRUDENTIAL PLAZA
SUITE 3800
130 EAST RANDOLPH STREET
CHICAGO, ILLINOIS 60601

TELEPHONE 312/565-2400	NBD PLAZA, SUITE 1190
FACSIMILE 312/565-8300	FACSIMILE 312/565-8498
1603 ORRINGTON AVENUE	EVANSTON, ILLINOIS 60201
TELEPHONE 847/491-9760
FACSIMILE 847/491-0658

October 19, 1999

Valgro Funds, Inc.
474 North Lake Shore Drive, Suite 2003
Chicago, Illinois 60611

Dear Sirs:

In connection with the Registration Statement on Form N-1A (the "Registration Statement") of Valgro Funds, Inc., an Illinois corporation (the "Fund"), to be filed under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to an indefinite number of shares of common stock, without par value, of the Fund (the "Shares"), we as your special Illinois counsel, have examined such corporate records, certificates of public officials and officers and representatives of the Fund and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and have assumed the accuracy and correctness of all statements of fact contained therein.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) that parties executing documents had the individual capacity and corporate power to enter into and perform all obligations under those documents, the due authorization by all requisite corporate action of the execution and delivery of those documents and the validity and binding effect of those documents on those parties and (iii) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Upon the basis of such examination, so long as the Fund remains a valid and subsisting entity under the laws of the State of Illinois, we advise you that, in our opinion, the Shares have been duly authorized to the extent of 1 quadrillion (1015) shares, subject to the authority of the Board of Directors of the Corporation (the "Board") or the shareholders of the Corporation to increase and decrease the number of shares, and the Board to establish series of shares, the Board has established one class of common stock, and when the Registration Statement has become fully effective under the Securities Act and so long as such registration of an indefinite number of shares of the Fund remains fully effective, and the Shares have been issued (i) in accordance with the Registration Statement and Articles of Incorporation, (ii) so as not to exceed the then authorized number of Shares and (iii) in accordance with the authorization of the Board, the Shares will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the Business Corporation Act of the State of Illinois in effect as of the date hereof and may be limited by facts or circumstances which may hereafter come to our attention or any future legislation, regulation and judicial decisions, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is for the limited purposes expressed above and shall not be deemed to be an expression of opinion as to the compliance with the Securities Act, the 1940 Act, applicable state or any other securities laws in connection with the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person where consent is required under Section 7 of the Securities Act.

Very truly yours,

Schuyler, Roche & Zwirner,
a professional corporation

182060